Exhibit 10.12

PROPOSED TERMS FOR BERNARD L. HENGESBAUGH

Subject to approval of CNAF Board which is expected to occur prior to August 26, 2002, CNAF (“CNA”) and Bernard L. Hengesbaugh (“BLH”) agree as follows:

1.	BLH’s employment with CNA shall terminate August 26, 2002. Such termination is “for convenience” under Section 6.3 of Amended Employment Agreement made as of February 4, 2000 (“Agreement”) and BLH shall be entitled to receive the payments and benefits described in such section. The parties agree that the amount payable to BLH pursuant to Section 6.3(c) shall be $250,000.00.

2.	Commencing August 26, 2002 through February 28, 2004, BLH shall serve as a consultant to CNA and shall perform services in the area of government and external affairs. BLH shall receive $1.665 million in cash compensation for this 18-month service period payable semi-monthly. In addition, during this service period, BLH shall receive (a) life, disability, medical, dental and vision and tax services benefits covering BLH or his spouse to the same extent they currently are provided such benefits; (b) reimbursement for annual dues, membership fees and assessments for clubs with respect to which he is currently reimbursed by CNA; (c) have use of CNA offices at Downers Grove, which shall serve as BLH’s principal office, as well as CNA’s 333 South Wabash location (with paid parking thereat) and shall have use of the services of his assistant Ann Dwyer; and (d) shall be entitled to reimbursement of his expenses incurred on CNA business, in accordance with the general expense reimbursement policies of CNA, provided, however, that no extraordinary expense shall be incurred by BLH without prior approval of CNA CEO or CFO. BLH shall have the right to elect COBRA coverage effective February 28, 2004.

3.	It is expected that commencing August 26, 2002 and through February 28, 2004, BLH shall be elected and serve as the Chairman of the Board of Directors of CNA.

4.	BLH shall have until February 28, 2007 in which to exercise stock options held by BLH; otherwise Section 6.3(d) of Agreement shall be unaffected.

5.	Nothing in this agreement shall limit any rights that CNA or BLH may have under any other agreements, except as provided herein.

/s/ Bernard L. Hengesbaugh Bernard L. Hengesbaugh, Individually

/s/ Jonathan D. Kantor Jonathan D. Kantor On Behalf of CNAF

July 24, 2002